Exhibit 99.1

234 Kingsley Park Drive Fort Mill, SC 29715

MEDIA CONTACT:

Bonny Skene

Regional Public Affairs Manager

803-802-8055

bonny.skene@domtar.com

Domtar to Indefinitely Idle Espanola Mill

FORT MILL, South Carolina – September 6, 2023 – Domtar Corporation, a part of the Paper Excellence Group, today announced it will indefinitely idle the pulp and paper operations at its Espanola, Ontario, facility for an expected period greater than one year.

The decision will result in a curtailment of Domtar’s annual pulp production by approximately 280,000 air-dried metric tons of northern bleached softwood kraft pulp and approximately 69,000 tons of specialty paper. The announcement will affect approximately 450 employees.

“The Espanola mill has been challenged for some time now,” said Steve Henry, Domtar paper and packaging president. “We have worked diligently to find a viable path forward for the operation including offering it for sale. Employees affected by this change have earned our appreciation and we thank them for their contributions. We also want to thank federal and provincial officials for their efforts.”

The mill will be idled after years of ongoing operating losses and high costs associated with maintaining and operating the facility. The pulp mill will shut down in early October and the paper machines will shut down by early November.

Domtar will take appropriate measures to assist employees affected by this decision in accordance with the collective agreement, Domtar policy and legislation. The mill will be idled in a safe and environmentally sound manner that will facilitate a possible sale or future restart.

About Domtar

Domtar is a leading provider of a wide variety of fiber-based products including communication, specialty and packaging papers, market pulp and airlaid nonwovens. With approximately 6,200 employees serving more than 50 countries around the world, Domtar is driven by a commitment to turn sustainable wood fiber into useful products that people rely on every day. Domtar’s principal executive office is in Fort Mill, South Carolina and Domtar is part of the Paper Excellence group of companies. To learn more, visit www.domtar.com.